UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

November 2, 2020

Date of Report

(Date of earliest event reported)

DURECT CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-31615	94-3297098
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10260 Bubb Road

Cupertino, CA 95014

(Address of principal executive offices) (Zip code)

(408) 777-1417

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered

Common Stock $0.0001 par value per share Preferred Share Purchase Rights	DRRX	The NASDAQ Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Medical Officer

On November 2, 2020, DURECT Corporation (the “Company”) appointed Norman L. Sussman, MD FAASLD, age 68, as its Chief Medical Officer. Dr. Sussman has extensive clinical experience and expertise in the liver disease field and brings over 30 years of clinical research and development experience in academia and industry. He joins DURECT from Baylor College of Medicine, where he was an Associate Professor of Medicine and Surgery. Dr. Sussman has been a faculty member of Baylor College of Medicine intermittently since 1985. During this time, he has served as a Principal Investigator for research focused on the assessment and management of acute liver failure and artificial liver support. Dr. Sussman has also had leadership experience in industry as the founder and Vice President of both Amphioxus Cell Technologies from 1995 to 2003 and Hepatix, Inc from 1993 to 1995. Most recently, he has also served in senior leadership roles as a member of the Baylor Faculty Senate and as Director of the telehealth program, Project ECHO®, at Baylor St. Luke’s Medical Center.

Dr. Sussman received his MBBCh from the University of the Witwatersrand in Johannesburg, South Africa. He then completed his residency at St. Louis University Hospital and his post-doctoral fellowship at Washington University. He is Board Certified in Internal Medicine, Gastroenterology, and Transplant Hepatology. Dr. Sussman is also a Fellow of the American Association of the Study of Liver Disease, which is a designation that recognizes his superior level of professional achievement in the field of hepatology.

In connection with his appointment, the Company and Dr. Sussman entered into an offer letter (the “Offer Letter”). Pursuant to the Offer Letter, Dr. Sussman will receive a base salary of $400,000 annually. Dr. Sussman is eligible to receive an annual bonus equal to 40% of his base salary (pro-rated for 2020). In connection with the start of his employment, Dr. Sussman was provided with a relocation allowance of $250,000, less applicable income and employment taxes (partially refundable if his employment is terminated for cause (as defined in the Company’s Change of Control Policy).  He will also be granted a stock option to purchase 200,000 shares of the Company’s common stock that will vest over a four-year period with a one-year cliff. Additionally, Dr. Sussman will be granted a stock option to purchase 50,000 shares of the Company’s common stock which will vest immediately upon the first FDA approval of a DUR-928 New Drug Application. Dr. Sussman is eligible to participate in the Company’s employee benefit plans on the same basis as generally made available to other employees of the Company, and he will enter into the Company’s standard form of indemnification agreement for the Company’s officers and directors. Dr. Sussman’s stock option awards will be subject to the terms of the Company’s Change of Control Policy, which provides for certain vesting and severance benefits for officers in the event of termination in connection with a change of control.

The foregoing description of the Offer Letter is not complete and is qualified in its entirety by reference to the full text of the Offer Letter which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

On November 2, 2020, DURECT issued a press release attached hereto as Exhibit 99.1 and incorporated herein by reference relating to the appointment described above.

There are no family relationships between Dr. Sussman and any director or officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1*	Offer letter between Norman L. Sussman and DURECT Corporation dated October 12, 2020

99.1	Press Release of DURECT Corporation dated November 2, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DURECT Corporation

Date: November 2, 2020	By:	/s/ James E. Brown
James E. Brown President and Chief Executive Officer

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